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EXHIBIT 99.1

          MICRION EXPECTS LOWER THAN ANTICIPATED THIRD QUARTER RESULTS

PEABODY, Mass., April 13, 1998 -- Micrion Corporation (Nasdaq: MICN), a leading supplier of focused-ion-beam (FIB) equipment for the worldwide semiconductor and data storage industries, today announced that it currently expects revenues for its fiscal 1998 third quarter ending March 31, 1998 to range between $11 million and $12 million, compared to $14.1 million in the third quarter of fiscal 1997. Net loss per share, excluding a one-time charge, is expected to be between $0.14 to $0.19, compared to $0.13 diluted net income per share in the comparable quarter of last fiscal year.

"The continuing Asian financial crisis and over-capacity in the semiconductor and data storage industries have resulted in a softness in demand for a wide variety of capital equipment. This market weakness has impacted Micrion's business, resulting in reduced shipments in the third quarter of our fiscal year and a limited visibility of near-term business. Although sales activity in the U.S. and Europe is relatively strong, it cannot fully compensate for the downturn in business in Asia," stated Nicholas P. Economou, president, chief executive officer, and chairman of Micrion Corporation.

As a result of these current market conditions and their impact on Micrion's level of business, steps are being taken to reduce expense levels to a rate more appropriate for these conditions. Within the last two weeks, the company has effected a reduction in its worldwide workforce of approximately 15%, resulting in an anticipated one-time charge related to the workforce reduction and write-down of assets associated with engineering project re-direction of approximately $1 million. In addition, the company is reducing other spending levels.

"Although we cannot predict how long these weak market conditions will last, we are confident that we can continue to provide our customers with the kinds of innovative FIB systems that are needed in order to develop their next-generation products and achieve acceptable yields in production," commented Economou. "Our investment in product development programs is continuing."

Micrion noted that its expectations of third quarter results are preliminary and are subject to the closing of its books and the completion of customary quarterly review procedures by company management and independent auditors. Micrion plans to announce its actual third quarter results on April 28, 1998 after the market close.

Micrion Corporation is a world leader in the design, manufacture and marketing of focused ion beam (FIB) systems for use in the design, fabrication and testing of semiconductor, data storage and other high technology products. Micrion FIB systems are used to perform "microsurgery" on integrated circuits and magnetic heads, providing fast, efficient and cost-effective methods for circuit modification, process monitoring, defect analysis and sample preparation. Micrion systems are also used for the micromachining of high-precision parts. Micrion is headquartered in Peabody, MA, and has operations and service centers throughout North America, Europe, Japan and the Far East.




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Micrion is a publicly held corporation traded over-the-counter on the Nasdaq
National Market System under the symbol "MICN." The Company's World Wide Web site is located at http://www.micrion.com.

This press release contains forward-looking information. The Company's actual results for future periods could differ materially from those projected in this forward-looking information. Factors that could cause actual results to differ include the sufficiency of the size of the restructuring, increased charges related to the workforce reduction, expansion of the Asian financial crisis to other regions, continued declining demand for semiconductor and data storage capital equipment, continuing or increasing overcapacity in the semiconductor and data storage industries, success of the Company's technological advancements, the Company's ability to compete successfully under current market conditions and other risks discussed in the Company's current report on Form 10-K, filed with the Securities and Exchange Commission on September 26, 1997. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Micrion is a registered trademark and the Micrion logo is a trademark of Micrion
Corporation.